Exhibit 99.10

Consent to be Named as a Director Nominee

In connection with the filing by Vivid Seats Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Vivid Seats Inc. following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 16, 2021

By:	/s/ David Donnini
Name:	David Donnini